SCHEDULE I

                  EXECUTIVE OFFICERS AND DIRECTORS OF HVI AND IPH

HVI:

Randeep S. Grewal
Chairman of the Board, Chief Executive Officer and Director
10815 Briar Forest Drive, Houston, TX 77042/ 630 Fifth Avenue, Suite 1501, New York, NY 10111
Present principal occupation or employment: Executive officer of HVI
Principal business and address of organization where employment conducted: HVI is engaged primarily in the business of exploiting oil wells with declining production levels by utilizing low cost horizontal drilling technology to increase production rates; 630 Fifth Avenue, Suite 1501, New York, NY 10111
Citizenship: India

Dr. Jan F. Holtrop
Director
Van Alkemadelaan, 2596 AS, The Hague, The Netherlands
Present principal occupation or employment: Senior Production Technology professor at the Delft University of Technology within the Faculty of Petroleum Engineering and Mining in The Hague, Netherlands
Principal business and address of organization where employment conducted:
Education;
Van Alkemadelaan, 2596 AS, The Hague, The Netherlands
Citizenship: Dutch

                    Dirk Van Keulen
Director
Heemraadslag 14, 2805 DP Gauda, The Netherlands
Present principal occupation or employment: Private investor
Principal business and address of organization in which employment conducted:
Investment management;  Heemraadslag 14, 2805 DP Gauda, The Netherlands
Citizenship: Dutch

George Andrews
                    Director
7899 West Frost Drive
Littleton, CO 80123
Present principal occupation or employment: Consultant and private investor Principal business and address of organization in which employment conducted:
Consulting; 7899 West Frost Drive
Littleton, CO 80123
Citizenship: U.S.
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IPH:

IPH is managed by a board of directors consisting of three individuals, namely,
(1) Vincent Pieter Kamer ("Kamer"), (ii) Joseph G. B. Platvoet ("Platvoet") and
(iii) Hans M. Koppenaal ("Koppenaal").

     1. Kamer is of German and Dutch nationality and resides at Groenedaalse Steenweg 135, 1560 Hoeilaart, Belgium. Mr. Kamer's principal occupation is to serve as a division director of a European subsidiary of a multi-national pharmaceutical company that is not associated or connected in any way with IPH.

     2. Platvoet is of Dutch nationality and resides at Hans Memlingdreef 20, 3920 Lommel, Belgium. Platvoet is a retired, private investor.

     3. Koppenaal is of Dutch nationality and resides at Tolhutterweg 22, 72621 KT Ruurlo, the Netherlands. Koppenaal is the owner and manager of Makotex BV, an import/export textile company, as well as Mekolux Investments V.V., a private investment company, both having the same address at Ruurlo, the Netherlands.